Exhibit 99.1

      Robert Mondavi Corporation Announces Departure of R. Michael Mondavi

     NAPA, Calif.--(BUSINESS WIRE)--Sept. 14, 2004--The Robert Mondavi Corporation (Nasdaq:MOND) today announced that R. Michael Mondavi has resigned as an officer and as Vice Chairman of the Company. He will continue to serve as a Director on the Board.
     "This is the right time for me to pursue my own personal interests," R. Michael Mondavi said. "I want to thank the dedicated and passionate employees and their families for their terrific support and success that they have helped us achieve in the past 38 years. It has been a pleasure to work with talented partners, business associates, growers, distributors, retailers, restaurateurs, and hoteliers in building our vision to bring fine California wine to tables of consumers around the world."
     Upon his graduation from the Santa Clara University, Mr. Michael Mondavi joined Robert Mondavi Winery as one of three original employees at the time of its founding, by his father Robert G. Mondavi, in 1966. During his tenure with the Company, Mr. Mondavi served as President and CEO as well as Chairman of the Board.
     Mr. Mondavi is past Chairman and CEO of the Wine Market Council, and past President of Primum Familae Vini, the "First Families of Wine." He is past President of the Napa Valley Vintners Association and past Chairman of Wine Institute. In 1997, Mr. Michael Mondavi received the "Who's Who in Food and Wine" award by the James Beard
     Foundation, and in 1995, he was awarded the "World of Food and Wine" Lifetime Achievement Award. In 1998, Michael was named "Industry Executive of the Year" by The Market Watch Leaders, a group of top industry executives.
     "On behalf of the Board of Directors, we thank Michael for his unique contributions and personal leadership as the Company has grown from very small beginnings in 1966 to a major force in the global wine industry today," said Chairman Ted Hall.
     Gregory M. Evans, President and CEO said, "As a founder of the Robert Mondavi Winery, Michael Mondavi has helped shape our Company from its inception. The entire management team -- past and present -- is very grateful for all of his contributions and wish him the best."
     "It has been an honor to serve as an Executive and Director of the Company over the past 38 years. I plan to continue to be a contributing and positive influence as a Director of the Company moving forward," Mr. Michael Mondavi said.

     Important Information for Investors and Shareholders

     In connection with the proposed recapitalization plan, The Robert Mondavi Corporation will file a combined proxy statement/prospectus and other relevant documents with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECAPITALIZATION PLAN AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE
(707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.

     The Company and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company's shareholders in connection with the proposed recapitalization plan is set forth in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2003 filed with the SEC on September 26, 2003 and proxy statement for its 2003 annual meeting of shareholders filed with the SEC on October 28, 2003. Additional information regarding such persons and a description of their direct and indirect interests in the recapitalization plan will be set forth in the proxy statement/prospectus when it is filed with the SEC.

     Forward-looking Statements

     This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, projections or predictions about the company's future growth, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry in general. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued conflict in the Middle East, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to the company's California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs, putting more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending. The separation of the company into two operating units may impair management's ability to focus on other needed areas of business execution. There are also significant risks associated with separating the company's sizeable sales force into two operating units. Some of the company's strategic alternatives would involve lay offs and significant restructuring changes which could materially impair future earnings. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can or should be taken as a guarantee of what will happen in the future.

     CONTACT: The Robert Mondavi Corporation
              Robert Philipps, 707-251-4850
              (VP, Treasury and Investor Relations)
              Hilary Martin, 707-251-4487
              (VP, Corporate Communications)